FS-6 Page 1 of 2
DCTC-Burney, Inc. Balance Sheet (Dollars in Thousands) (Unaudited)
ASSETS	As of June 30, 2005

Current Assets
Cash and cash equivalents	*
Restricted funds held by trustee	*
Accounts receivable	*
*

Investment in Burney Forest Products	*

Deferred income taxes	*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Taxes accrued	*
Accounts payable to associated companies	*
*

Other	*
*
Capitalization
Conectiv common stock	*
Additional paid-in capital	*
Retained earnings	*
Total capitalization	*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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DCTC-Burney, Inc. Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Six Months Ended June 30, 2005

OPERATING REVENUES	*

OPERATING EXPENSES
Operation and maintenance	*
Depreciation and amortization	*
Taxes other than income taxes	*
*
OPERATING INCOME	*

OTHER INCOME (EXPENSES)	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.